Exhibit 99.1

Dear Majesco shareholder:

As you know, over the past few years Majesco Entertainment has had significant success with its Zumba Fitness and other titles.  With the rapidly changing landscape of connected gaming, we have faced increasingly challenging market conditions while watching the high risk retail gaming business diminish in importance.  Accordingly, I am writing to update you on the progress of Majesco Entertainment as it has reduced its exposure to the retail market with a renewed focus on the download gaming business, which has come to dominate the market.  With new titles like Glue and A Boy and His Blob, and classic games like BloodRayne, Slender and Costume Quest 2, we will continue to maintain our presence in gaming, while also looking ahead for new strategic opportunities that may be unrelated to our historical markets.   We have reduced our headcount dramatically, and our cash burn, in order to focus on the download business, which is essentially a royalty business where games are downloaded from servers maintained by game companies, such as Valve, Microsoft, Sony and Nintendo.  We currently have just five full time employees and recently announced additional changes to our board of directors and senior management team.   As we adjust to our new business model, we expect that our future quarters will be breakeven to profitable.  We continue to explore new distribution channels and are working with developers to increase these numbers and further reduce costs.

During the next two quarters, we expect to launch two new exciting titles: Glue and A Boy and His Blob.  These games will be launched on all next generation consoles and in some cases, PC.  More info to come on these titles as they get closer to launch.

We have taken significant steps to repurpose our assets and significantly reduce our liabilities that were established solely to support our presence as a distributor of retail games for systems sold by Microsoft, Sony and others.  Now that we have elected to exit from that channel these liabilities and the costs associated with retail products have diminished.

As of July 31, 2015 our cash position remains extremely strong with approximately $8.5 million in cash and receivables on our balance sheet, and $9 million in escrow from our recent financings.  As previously reported, we have obtained shareholder approval for the financings, and the escrow funds should become available to us upon agreement of the investors or upon closing of an approved acquisition.

I am proud to report these results to you and that after a difficult market we have navigated Majesco onto a sound foundation for the future.  However with these changes, I have also decided that a change in my relationship with the Company was in order.  After giving serious consideration to many alternatives, I have agreed to continue a relationship with the company my family founded as a consultant developing further the download market while assuming responsibility for the costs of the retail market unencumbered with the costs of running a public company.  As a result on July 27 we appointed David Rector, a seasoned executive, to the position of Chairman and CEO, and I look forward to working with David towards a new future for Majesco and further success in its new business model.

Sincerely,

Jesse Sutton.